Electronically Filed
07/23/2021 2:45 PM
CLERK OF THE COURT

ORDG
Thomas DeNunzio
780 Reservoir Avenue, #123
Cranston, RI 02910

Phone: Redacted

NO FAX NUMBER

Email: Redacted

Petitioner, Pro Se

DISTRICT COURT

CLARK COUNTY, NEVADA

In the matter of: ALL-Q-TELL CORPORATION (a Nevada corporation)	Case No.: A-21-836274-P DEPT. NO.: III **ORDER GRANTING APPLICATION FOR THE APPOINTMENT OF PAUL MOODY AS CUSTODIAN OF ALL-Q-TELL CORPORATION PURSUANT TO NRS 78.347(1)(b)**

IN THIS MATTER, notice was duly given to all concerned parties. The matter was scheduled for hearing before the above-entitled Court on the 20th day of July, 2021. THE COURT, having considered the Petition by Thomas DeNunzio ("Petitioner") pursuant to the Application for the Appointment of Paul Moody as Custodian of ALL-Q-TELL CORPORATION (the "Company"), pursuant to NRS 78.347(1)(b), and no opposition having been filed with the Court, and for good cause appearing;

IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

Pursuant to NRS 78.347, Paul Moody shall be and is hereby appointed custodian of the Company.

1. That Paul Moody be appointed custodian of the Company with all powers specified in NRS 78.347(6), including but not limited to, as follows: to exercise all of the powers of the corporation, through or in place of its board of directors or officers, for the purposes of continuing the Company as

a going concern, and without class consent to reinstate the corporate charter, appointing interim officer(s) and director(s), reorganizing the Company, negotiating and settling with any debtor or creditor, hiring counsel, accountants or business consultants, initiating shareholder meetings, increase, decrease or reclassify its authorized stock whether outstanding or not, issuing new shares of stock, authorizing and designating new classes of preferred stock, initiating litigation in the name of the Company, and in his discretion to make any other change or alteration in its articles of incorporation that custodian deems reasonable, just and beneficial to the corporation and its shareholders;

2. That the Company's current stock transfer agent shall promptly provide a copy of the Company's transfer agent and registrar agreement and certified shareholder list to Custodian upon electronic request by Custodian so that Custodian can call a special or annual meeting of stockholders. Transfer agent shall provide Custodian with invoices reconciling any amount owed to transfer agent;

3. Pursuant to NRS 78.347(3)(a), Custodian shall comply with NRS 78.180 to reinstate the Company.

4. Custodian shall provide reasonable notice of at least 10 days to all shareholders of record of a shareholders' meeting that will be held within a reasonable time after this Order is entered.

5. Custodian shall submit a report to this Court of the actions taken at said shareholders' meeting.

6. Custodian shall, pursuant to NRS 78.237(4), file an amendment to the Articles of Incorporation of the Company with the Secretary of State containing the following disclosures and statements:

(a) Disclosures of any previous criminal, administrative, civil or National Association of Securities Dealers, Inc. (n/k/a FINRA), or Securities and Exchange Commission (SEC) investigations, violations or convictions concerning Custodian, or his affiliates or subsidiaries;

(b) A statement that reasonable, but ultimately unsuccessful, attempts were made to contact the officers and directors of the Company to request that the Company comply with corporate formalities and continue its business;

(c) A statement that Custodian is in fact continuing the business and attempting to further the interests of the shareholders;

(d) A statement that Custodian will reinstate or maintain the corporate charter; and

(e) Any other information as may be required by regulations promulgated by the Secretary of State.

5. Custodian shall submit quarterly reports regarding the status and progress of the Company, on or before the following dates:

(a) October 31, 2021;

(b) January 31, 2022;

(c) April 30, 2022; and

(d) July 31, 2022.

6. If the Custodian submits the quarterly reports prior to the above specified dates, and the Court approves the reports, the Court may prepare a minute order waiving the Petitioner's appearance.

7. Such other and further legal and/or equitable relief as the Court deems just and proper.

IT IS SO ORDERED.

Dated this 23rd day of July, 2021

DISTRICT COURT JUDGE

A3B 524 2B91 473D
Monica Trujillo
District Court Judge

Respectfully Submitted by:

By: /s/ Thomas DeNunzio

Thomas DeNunzio
780 Reservoir Avenue, #123 Cranston, RI 02910

Phone: Redacted

NO FAX NUMBER

Email: Redacted

Petitioner, Pro Se

CSERV

DISTRICT COURT
CLARK COUNTY, NEVADA

In the Matter of the Petition of Thomas DeNunzio	CASE NO: A-21-836274-P
	DEPT. NO. Department 3

AUTOMATED CERTIFICATE OF SERVICE

This automated certificate of service was generated by the Eighth Judicial District Court. The foregoing Order was served via the court's electronic eFile system to all recipients registered for e-Service on the above entitled case as listed below:

Service Date: 7/23/2021

Thomas DeNunzio	Email Address Redacted
Paul Moody	Email Address Redacted